SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 23, 2003

Philadelphia Consolidated Holding Corp.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	0-22280	23-2202671

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer’ Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, PA	19004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 617-7900

ITEM 5.	OTHER EVENTS.

The Company held its quarterly earnings conference call on October 23, 2003. During the question and answer session of the call there was a statement made concerning the Company’s legal proceedings with Firstar Bank and its reserves for its residual value policies providing coverage guaranteeing the value of leased automobiles at the termination of the leases.

To clarify this statement, the Company reiterates the previous statements made about the Firstar Bank matter in the Management’s Discussion and Analysis section of its Quarterly Report on Form 10-Q filed for the period ended June 30, 2003 as follows:

On April 30, 2002, U.S. Bank, N.A. d/b/a Firstar Bank (“Firstar”), a bank to which one of the Company’s insurance subsidiaries, Philadelphia Indemnity Insurance Company (“PIIC”), issued insurance coverages, filed a complaint against PIIC in the United States District Court for the Southern District of Ohio (Western Division). This matter was reported in Part II, Item 1 of the Company’s Form 10-Q for the period ended June 30, 2002. Firstar subsequently has requested that the court permit Firstar to amend its complaint against PIIC, which amended complaint would add a bad faith claim for compensatory damages and punitive damages in three times the amount of any compensatory damage award. Firstar’s original complaint indicated that its projected damage estimates exceed $75.0 million. The proposed amended complaint does not specify the amount of Firstar’s alleged or projected damages. The Court has not ruled on Firstar’s request to amend its complaint.

On July 30, 2003 PIIC requested the court to allow PIIC to file a counterclaim to Firstar’s complaint against PIIC seeking money damages and equitable relief relating to certain residual value insurance policies issued by PIIC to Firstar for policy years 1994, 1995, 1996, 1997 and 1998, as a result of material misrepresentations by Firstar in its applications for residual value insurance coverage. The counterclaim seeks money damages representing the amount of claim payments to date under the policies, less the amount of premium paid by Firstar, and a declaratory judgment that PIIC has no obligation to pay pending or future claims arising under the policies. The Court has not ruled on PIIC’s request to file a counterclaim to Firstar’s complaint.

The Company has not recorded a litigation reserve with respect to the Firstar complaint.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Philadelphia Consolidated Holding Corp. (Registrant)

Dated: October 24, 2003	By:	Craig P. Keller

Craig P. Keller
Executive Vice President, Secretary, Treasurer
and Chief Financial Officer